Exhibit 5.1

May 8, 2007	Matthew T. Browne

Diversa Corporation	T: (858) 550-6045
4955 Directors Place	brownemt@cooley.com
San Diego, California 92121

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by Diversa Corporation, a Delaware corporation (“Diversa”) of a Registration Statement on Form S-4 (as amended, the “Registration Statement”) with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”) covering the offering of up to 15,000,000 shares (the “Shares”) of Diversa’s common stock, $0.001 par value per share (the “Common Stock”) pursuant to that certain Agreement and Plan of Merger and Reorganization, dated as of February 12, 2007 (the “Merger Agreement”), by and among Diversa, Concord Merger Sub, Inc. a wholly-owned subsidiary of Diversa, Celunol Corp., a Delaware corporation (“Celunol”) and William Lese, as shareholders’ representative.

In connection with this opinion, we have examined and relied upon the Registration Statement and the joint proxy statement/prospectus included therein (the “Prospectus”), Diversa’s Amended and Restated Certificate of Incorporation, as amended and Bylaws, as currently in effect, and the originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below.

In rendering this opinion, we have assumed that prior to the issuance of any of the Shares (i) the Registration Statement will have become effective under the Act, (ii) the stockholders of Celunol will have adopted the Merger Agreement, (iii) the stockholders of Diversa will have approved the issuance of the Shares and (iv) the transactions contemplated by the Merger Agreement will be consummated in accordance with the Merger Agreement.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued in accordance with the Registration Statement, the related Prospectus and the Merger Agreement, will be validly issued, fully paid and non-assessable.

We consent to the reference to our firm under the caption “Legal Matters” in the Prospectus and to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,

Cooley Godward Kronish LLP

By:	/S/ MATTHEW T. BROWNE
Matthew T. Browne

4401 EASTGATE MALL SAN DIEGO CA 92121 T: (858) 550-6000 F: (858) 550-6420 WWW.COOLEY.COM